Exhibit 99.1

        FDA Approves Mediscience Optical Biopsy Device multi-center pilot study for molecular cancer detection of the cervix

CHERRY HILL, N.J.--(BUSINESS WIRE)--April 3, 2006 Mediscience Technology, Corp. (OTCBB:MDSC.OB) announced today: The Food and Drug Administration on March 29, 2006 approved as a "Non-significant risk device study the Company's multi-center pilot study to establish the safety and parameters of efficacy of its proprietary Optical Biopsy Device (CD-R) for cancer detection of the cervix preliminary to a pivotal study" expected to bring this molecular algorithmic specific technology to market.

Dr Robert Schiff of Schiff & Company/ Regulatory Affairs advised "The FDA has notified Mediscience that the device (CD-R) is a non-significant risk device. We can therefore commence the Pilot study at any time observing the regulations governing patient consent and institutional IRB approval. The FDA has also given us comments and suggestions which will assist Mediscience in its clinical studies."

Peter Katevatis Chairman/ CEO "The main objectives of this pilot study are to determine efficacy; the clinical sensitivity and clinical specificity (ability for the device to distinguish between tissues that are normal, benign, precancerous low grade, precancerous high grade, CIS and cancer) by comparing the device real-time results to the PAP test and biopsy; and assess any adverse events based on Good Clinical Practices. Frequency, type and intensity of clinical adverse events will also be evaluated. Assuming the results of this initial efficacy and safety study are satisfactory, in the detection of cervical cancer precursors i.e. (pre-cancerous cells), indications of possible cancer development the Company will continue into its pivotal study where the principal endpoint will be proof of effectiveness in a statistically significant sample of subjects.

Dr. Robert Alfano (pioneer in optical biopsy, co-founder and advisor to Mediscience Technology and President of Alfanix LTD) " This FDA approval advances Mediscience to the next level towards commercialization and is a major step in advancing diagnostic medicine using fluorescence light. Alfanix plans to help Mediscience with it's CD-R platform technology in the medical cancer areas and possibly expanding the market into Latin America."

Mediscience Technology Corporation is engaged in the design and development of fluorescence-based optical biopsy platform system that uses the properties of light and its molecular interaction with tissue to aid in the diagnosis of physiological change and cancer.

The Mediscience IP technology platform is based on imaging native fluorescence from the surface of an optically excited tissue and offers paradigm shift potential as a noninvasive, in-vivo cancer diagnostic because of the unique ability to detect/distinguish abnormalities in molecular tissue composition and/or structure. Further, the development of a Mediscience cost effective, high resolution commercial imaging system for real-time in-vivo diagnostics has the potential to vastly improve upon current standards of diagnostic sensitivity and specificity. (e.g. Cervical cancer a highly preventable cancer with early detection and removal of pre-cancerous cervical lesions)

About Mediscience Technology

Mediscience Technology Corporation and its New York subsidiary, Medi-photonics Development Company LLC, are engaged in the design, development and commercialization of medical devices that detect cancer and physiological change using frequencies of light that are emitted, scattered and absorbed to distinguish malignant, Pre-cancerous or benign tissues from normal tissues. Mediscience's exclusive protected noninvasive technology combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared with other methods of cancer detection.

www.infotonics.org/ResearchProjects/CompactPhotonicExplorers.asp
www.cunyphotonics.com
www.MEDISCIENCETECH.com
Mediscience 8-K filing dated April 4, 2006
New England Journal of Medicine 7-29-04 (capsule endoscopic technology) CITIGROUP/Smith Barney Analyst Report 10-1-2004 by Peter Bye. Page
20 (Mediscience/Infotonics)
Alfanix LTD Dr. Robert Alfano 917 969 2209 web: info@alfanix.com

                                 INVESTOR NOTICE

      Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the parties/company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include among other things, the availability of financing, the parties/ company's ability to implement its long-range business plan for the joint or independent development of various applications of its technology/ IP; the company's ability to enter into future agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary US regulatory i.e. FDA clearances applicable to applications of the company's technology; and management of growth and other risked and uncertainties that may be detailed from time to time in the parties/company's reports filed with the Securities and Exchange Commission. This disclosure is intended to satisfy: SEC Section 6, 6.01 Regulation FD, disclosure and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.

      CONTACT: Mediscience ---Peter Katevatis Chairman/CEO 215 485 0362 or metpk@aol.com Dr. Robert Alfano 917 969 2209 web: info@alfanix.com


                                                                               5